EXHIBIT 15

June 4, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Commissioners:

We are aware that our reports dated October 28, 2003, January 21, 2004 and April 20, 2004 on our reviews of condensed consolidated interim financial information of Regis Corporation (the “Company”) for the three-month periods ended September 30, 2003 and 2002, for the three- and six-month periods ended December 31, 2003 and 2002, and for the three- and nine-month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarters ended September 30, 2003, December 31, 2003 and March 31, 2004 are incorporated by reference in this Registration Statement.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota